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b. 3.(i) Articles of Incorporation

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00AM 01/19/1999
991021257 - 2993046


                       CERTIFICATE OF INCORPORATION

                                    OF

                         SHAW INTERNATIONAL, INC.


     FIRST.   The name of this corporation shall be:

                         SHAW INTERNATIONAL, INC.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD.   The purpose or purposes of the corporation shall
be: To engage in any lawful act or activity for which corporations my be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

          Eighty Million (80,000,000) shares with a par value One Tenth of One Mil ($0.0001) per share, amounting to Eight Thousand Dollars ($8,000.00) and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Two Thousand Dollars ($2,000.00) are
     Preferred Stock.

     FIFTH.   The name and mailing address of the incorporator is
as follows:

               Chennell Mowbray
               The Company Corporation
               1013 Centre Road
               Wilmington, DE 19805

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     SIXTH.   The Board of Directors shall have the power to
adopt, amend or repeal the by-laws.


     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighteenth day of January, A.D.
1999.


                                    //Chenell Mombray//
                                    Chennell Mowbray
                                    Incorporator

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